Exhibit 23





                       Consent of Independent Auditors
                       -------------------------------


The Board of Directors and Stockholders
  of Westerbeke Corporation:

We consent to incorporation by reference in the Registration Statement (File No. 33-24435) on Form S-8 of Westerbeke Corporation of our report dated December 21, 1995 relating to the consolidated balance sheets of Westerbeke Corporation and subsidiary as of October 28, 1995 and October 29, 1994 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended October 28, 1995, and related schedule, which report appears in the October 28, 1995 annual report on Form 10-K of Westerbeke Corporation.

Our report refers to a change in the method of accounting for income taxes.




                                       KPMG PEAT MARWICK LLP

Boston, Massachusetts
January 26, 1996